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                          SECURITIES PURCHASE AGREEMENT

                          Dated as of February 23, 2001

                                  by and among

                      CCC INFORMATION SERVICES GROUP INC.,


                                CCC CAPITAL TRUST

                                       and

                          CAPRICORN INVESTORS III, L.P.



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                                TABLE OF CONTENTS

                          SECURITIES PURCHASE AGREEMENT

SECTION                                                                     PAGE

1.   DEFINITIONS...............................................................1

2.   PURCHASE OF THE SECURITIES; APPLICATION OF PROCEEDS.......................9

        2.1    PURCHASE OF TRUST PREFERRED STOCK...............................9

        2.2    PURCHASE OF COMPANY SECURITIES..................................9

        2.3    CLOSING........................................................10

        2.4    DELIVERY.......................................................10

        2.5    PURCHASE OF NOTE...............................................10

3.   PURCHASER'S REPRESENTATIONS AND WARRANTIES...............................10

        3.1    INVESTMENT INTENTION...........................................10

        3.2    ACCREDITED INVESTOR............................................10

        3.3    EXISTENCE......................................................11

        3.4    POWER; AUTHORIZATION; ENFORCEABLE OBLIGATIONS..................11

        3.5    BROKERS........................................................11

        3.6    ERISA..........................................................11

4.   COMPANY'S REPRESENTATIONS AND WARRANTIES.................................12

        4.1    CAPITALIZATION.................................................12

        4.2    SECURITIES LAWS................................................13

        4.3    CORPORATE EXISTENCE; COMPLIANCE WITH LAW.......................13

        4.4    SUBSIDIARIES...................................................14

        4.5    CORPORATE POWER; AUTHORIZATION; ENFORCEABLE OBLIGATIONS........14

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                                TABLE OF CONTENTS

                          SECURITIES PURCHASE AGREEMENT

SECTION                                                                     PAGE

        4.6    FINANCIAL STATEMENTS...........................................14

        4.7    OWNERSHIP OF PROPERTY..........................................15

        4.8    MATERIAL CONTRACTS.............................................15

        4.9    ENVIRONMENTAL PROTECTION.......................................16

        4.10   LABOR MATTERS..................................................17

        4.11   OTHER VENTURES.................................................17

        4.12   TAXES..........................................................17

        4.13   NO LITIGATION..................................................18

        4.14   BROKERS........................................................19

        4.15   INTELLECTUAL PROPERTY..........................................19

        4.16   NO MATERIAL ADVERSE EFFECT.....................................21

        4.17   ERISA..........................................................21

        4.18   SEC DOCUMENTS..................................................21

        4.19   ORDINARY COURSE OF BUSINESS....................................21

        4.20   INSURANCE......................................................22

        4.21   NO STOCKHOLDER VOTE REQUIREMENT................................22

        4.22   ACCOUNTING CONTROLS............................................22

        4.23   CERTIFICATE OF DESIGNATIONS....................................22

5.   TRUST AND COMPANY'S REPRESENTATIONS AND WARRANTIES.......................22

        5.1    NO SOLICITATIONS...............................................22

        5.2    CORPORATE EXISTENCE; CORPORATE POWER; TAX CLASSIFICATION OF
               TRUST..........................................................22

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                                TABLE OF CONTENTS

                          SECURITIES PURCHASE AGREEMENT

SECTION                                                                     PAGE

        5.3    AUTHORIZATION..................................................23

        5.4    ADMINISTRATIVE TRUSTEES........................................23

        5.5    INVESTMENT COMPANY ACT.........................................23

        5.6    POWER; AUTHORIZATION; ENFORCEABLE OBLIGATIONS..................23

        5.7    SECURITIES LAWS................................................24

        5.8    CERTIFICATES...................................................24

6.   COVENANTS................................................................24

        6.1    ACCESS.........................................................24

        6.2    BOARD OF DIRECTORS.............................................25

        6.3    TRANSFER OF SECURITIES.........................................25

        6.4    TAX CLASSIFICATION OF TRUST....................................25

7.   CONCURRENT DELIVERIES....................................................26

        7.1    DELIVERIES AT CLOSING..........................................26

8.   MISCELLANEOUS............................................................26

        8.1    COMPLETE AGREEMENT; MODIFICATION OF AGREEMENT; SALE OF
               INTEREST.......................................................26

        8.2    FEES AND EXPENSES..............................................26

        8.3    NO WAIVER BY PURCHASER.........................................27

        8.4    REMEDIES.......................................................27

        8.5    SEVERABILITY...................................................27

        8.6    BINDING EFFECT; BENEFITS.......................................27

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                                TABLE OF CONTENTS

                          SECURITIES PURCHASE AGREEMENT

SECTION                                                                     PAGE

        8.7    GOVERNING LAW..................................................27

        8.8    NOTICES........................................................27

        8.9    SURVIVAL.......................................................29

        8.10   SECTION AND OTHER HEADINGS.....................................29

        8.11   COUNTERPARTS...................................................29

        8.12   PUBLICITY......................................................29

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

                          SECURITIES PURCHASE AGREEMENT

               SECURITIES PURCHASE AGREEMENT, dated as of February 23, 2001, by and among CCC Information Services Group Inc., a Delaware corporation ("Company"), CCC Capital Trust, a statutory business trust organized under the laws of the State of Delaware ("Trust") and Capricorn Investors III, L.P. ("Purchaser").

                              W I T N E S S E T H :
                              - - - - - - - - - - -

               WHEREAS, Trust has agreed to issue and sell to Purchaser, and Purchaser has agreed to purchase or cause to be purchased from Trust, upon the terms and conditions hereinafter provided, 15,000 Trust Preferred Securities of Trust (the "Trust Preferred Securities");

               WHEREAS, Company has agreed to issue and sell to Purchaser, and Purchaser has agreed to purchase or cause to be purchased from Company, upon the terms and conditions hereinafter provided, an aggregate of 100 shares of Series F Preferred Stock (the "Series F Preferred Stock") and a warrant to purchase 1,200,000 shares of Common Stock (the "Warrant," and together with the Series F Preferred Stock and the Trust Preferred Securities, the "Securities");

               NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, it is agreed as follows:

1.      DEFINITIONS

               "Administrative Trustee" shall have the meaning set forth in the Declaration of Trust.

               "Affiliate" shall mean, with respect to any Person, (i) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 5% or more of the Stock having ordinary voting power in the election of directors of such Person, (ii) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person, (iii) each of such Person's officers, directors, joint venturers and partners, (iv) any trust or beneficiary of a trust of which such Person is the sole trustee or (v) any lineal descendants, ancestors, spouse or former spouses (as part of a marital dissolution) of such Person (or any trust for the benefit of such Person). For the purpose of this definition, (i) "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise and (ii) limited partners of Purchaser or one or more of Purchaser's Affiliates and such limited partners' respective officers, directors and joint venture partners are specifically excluded from the definition of "Affiliate" unless otherwise specifically indicated.

               "Agreement" shall mean this Securities Purchase Agreement including all amendments, modifications and supplements hereto and any appendices, exhibits and schedules hereto or thereto, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

               "Amended and Restated Credit Facility" shall mean the Amended and Restated Credit Facility Agreement, dated as of October 29, 1998, by and among Company and lenders that are parties thereto and LaSalle National Bank (as administrative agent and issuing bank).

               "Business Day" shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York.

               "Capital Lease" shall mean, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, either would be required to be classified and accounted for as a capital lease on a balance sheet of such Person or otherwise be disclosed as a capital lease in a note to such balance sheet, other than, in the case of Company or a Subsidiary of Company, any such lease under which Company or such Subsidiary is the lessor.

               "Capital Lease Obligation" shall mean, with respect to any Capital Lease, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease or otherwise be disclosed in a note to such balance sheet.

               "Charges" shall mean all federal, state, county, city, municipal, local, foreign or other governmental Taxes at the time due and payable, levies, assessments, charges, liens, claims or encumbrances upon or relating to (i) Company's or any of its Subsidiaries' employees, payroll, income or gross receipts, (ii) Company's or any of its Subsidiaries' ownership or use of any of its assets, or (iii) any other aspect of Company's or any of the Subsidiaries' business.

               "Closing" shall have the meaning set forth in Section 2.3 hereof.

               "Closing Date" shall have the meaning set forth in Section 2.3 hereof.

               "Common Securities Subscription Agreement" shall mean the Common Securities Subscription Agreement of even date herewith between Company and Trust.

               "Common Stock" shall mean the common stock, par value $0.10 per share, of Company.

               "Company" shall have the meaning set forth in the Preamble.

               "Company SEC Documents" shall have the meaning set forth in
Section 4.18 hereof.

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

               "Declaration of Trust" shall mean the Amended and Restated Declaration of Trust of even date herewith of the Trust.

               "Delaware Act" shall mean Chapter 38 of Title 12 of the Delaware Code, 12 Del. Code Section 3801 et. seq., as it may be amended from time to time, or any successor legislation.

               "Environmental Laws" shall mean all federal, state and local laws, statutes, ordinances and regulations, now or hereafter in effect, and in each case as amended or supplemented from time to time, and any judicial or administrative interpretation thereof, including, without limitation, any applicable judicial or administrative order, consent decree or judgment, relative to the applicable real estate, relating to the regulation and protection of human health, safety, the environment and natural resources (including, without limitation, ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include, but are not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C.ss. 9601 ET SEQ.) ("CERCLA"); the Hazardous Material Transportation Act, as amended (49 U.S.C.ss. 1801 ET SEQ.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C.ss. 136 ET SEQ.); the Resource Conservation and Recovery Act, as amended (42 U.S.C.ss. 6901 ET SEQ.) ("RCRA"); the Toxic Substance Control Act, as amended (15 U.S.C.ss. 2601 ET SEQ.); the Clean Air Act, as amended (42 U.S.C.ss. 740 ET SEQ.); the Federal Water Pollution Control Act, as amended (33 U.S.C. ss. 1251 ET SEQ.); the Occupational Safety and Health Act, as amended (29 U.S.C.ss. 651 ET SEQ.) ("OSHA"); and the Safe Drinking Water Act, as amended (42 U.S.C.ss. 300f ET SEQ.), and any and all regulations promulgated thereunder, and all analogous state and local counterparts or equivalents and any transfer of ownership notification or approval statutes.

               "Environmental Liabilities and Costs" shall mean all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including, without limitation, all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim, suit, action or demand by any person or entity, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law (including, without limitation, any thereof arising under any Environmental Law, permit, order or agreement with any Governmental Authority) and which relate to any health or safety condition regulated under any Environmental Law or in connection with any other environmental matter or Spill or the presence of a hazardous substance or threatened Spill of any Hazardous Substance.

               "ERISA" shall mean the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time.

               "ERISA Affiliate" shall mean, with respect to Company, any trade or business (whether or not incorporated) under common control with Company and which, together with Company, are treated as a single employer within the

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

meaning of Sections 414(b), (c), (m) or (o) of the IRC, excluding Purchaser and each other person which would not be an ERISA Affiliate if Purchaser did not own any issued and outstanding shares of Stock of Company.

               "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and all rules and regulations promulgated thereunder.

               "Facility" shall have the meaning set forth in Section 4.9(a) hereof.

               "Financial Statement" shall have the meaning set forth in Section 4.6(a) hereof.

               "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time.

               "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof, and any agency, department board, commission or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

               "Guaranteed Indebtedness" shall mean, as to any Person, any obligation of such Person guaranteeing any Indebtedness, lease, dividend or other obligation ("primary obligations") of any other Person (the "primary obligor") in any manner including, without limitation, any obligation or arrangement of such Person (a) to purchase or repurchase any such primary obligation, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) to indemnify the owner of such primary obligation against loss in respect thereof.

               "Hazardous Substance" shall have the meaning set forth in Section 4.9(a) hereof.

               "Indebtedness" of any Person shall mean (i) all material indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured, but not including obligations to trade creditors incurred in the ordinary course of business), (ii) all material obligations evidenced by notes, bonds, debentures or similar instruments, (iii) all indebtedness created or arising under any conditional sale or other title retention agreements with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (iv) all material Capital Lease Obligations, (v) all material Guaranteed Indebtedness, (vi) all Indebtedness referred to in clause (i), (ii), (iii), (iv) or (v) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness and (vii) all material liabilities under Title IV of ERISA.

               "Indenture" shall mean the Indenture, dated as of February 23, 2001, between Company and the Indenture Trustee (as defined therein), and any indenture supplemental thereto pursuant to which the Notes are to be issued.

               "Intellectual Property" shall mean any or all of the following:
(i) works of authorship, including, without limitation, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, records and data, (ii) inventions (whether or not patentable), improvements and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations, data collections and technical data, (v) logos, trade names, trade dress, trademarks and service marks, (vi) domain names, web addresses and web sites, (vii) tools, methods and processes and (viii) all physical embodiments of the foregoing in any form and embodied in any media.

               "IRC" shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto.

               "IRS" shall mean the Internal Revenue Service, or any successor thereto.

               "Investment Entity" shall have the meaning set forth in Section 4.4.

               "Lien" shall mean any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest as to assets owned by the relevant Person under the Uniform Commercial Code or comparable law of any jurisdiction).

               "Material Adverse Effect" shall mean any event or circumstance, condition, fact, effect or other matter which has had or could reasonably be expected to have a material adverse effect on (i) the business, assets, results of operations or financial condition of Company and its Subsidiaries, taken as a whole; (ii) Company's ability to pay the Obligations in accordance with the terms of the Indenture; or (iii) the ability of Company and its Subsidiaries to perform in all material respects, on a timely basis, any material obligation under this Agreement or to consummate the transactions contemplated hereby.

               "Material Contracts" means (i) all of Company's and its Subsidiaries' contracts, agreements, leases or other instruments to which Company or any of its Subsidiaries is a party or by which Company, its

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

Subsidiaries or its properties are bound, which involve payments by or to Company or its Subsidiaries of more than $500,000 or which extend for a term of more than a year from the date hereof, (ii) all of Company's and its Subsidiaries' loan agreements, bank lines of credit agreements, indentures, mortgages, deeds of trust, pledge and security agreements, factoring agreements, conditional sales contracts, letters of credit or other debt instruments, (iii) all material operating or capital leases for equipment or property to which Company or any of its Subsidiaries is a party (including, without limitation, any sale leaseback or similar arrangements), (iv) all material non-competition and similar agreements to which Company is the party bound by such agreement,
(v) all contracts for the employment of any executive officer of Company, (vi) all material consulting agreements, (vii) any guarantees by Company or any of its Subsidiaries, (viii) all material distributor and sales agency agreements and (ix) all other material contracts not made in the ordinary course of business.

               "Multiemployer Plan" shall mean a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA, and to which Company or any ERISA Affiliate is making, is obligated to make, has made or been within the 5 year period ending upon the date hereof, obligated to make, contributions on behalf of participants who are or were employed by any of them.

               "Notes" shall mean the Increasing Rate Notes due 2006 of Company.

               "Note Subscription Agreement" shall mean the Note Subscription Agreement of even date herewith between Company and Trust.

               "Obligations" shall mean all amounts owing by Company to Trust and any of its assignees pursuant to the Indenture, including, without limitation, all principal, interest, fees, expenses, attorneys' fees and any other sum chargeable to Company under any of the Transaction Documents.

               "Pension Plan" shall mean any "employee pension plan," as defined in Section 3(2) of ERISA, subject to Title IV of ERISA or Section 412 of the Internal Revenue Code of 1986, as amended (the "Code"), and maintained by Company, its Subsidiaries or any ERISA Affiliate or to which Company, its Subsidiaries or any ERISA Affiliate are obligated to contribute or has since January 1, 1995 been obligated to contribute thereunder.

               "Permitted Indebtedness" means, with respect to Company, (i) Taxes or assessments or other governmental charges or levies, either not yet due and payable or to the extent that nonpayment thereof is permitted by the terms of this Agreement; (ii) obligations under workmen's compensation, unemployment insurance, social security or public liability laws or similar legislation;
(iii) bids, tenders, contracts (other than contracts for the payment of money) or leases to which Company or any of its Subsidiaries is a party as lessee made in the ordinary course of business; (iv) public or statutory obligations of Company or any of its Subsidiaries; (v) all deferred Taxes and (vi) all unfunded pension fund and other employee benefit plan obligations and liabilities but only to the extent permitted to remain unfunded under applicable law.

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
               "Permitted Liens" shall mean the following: (i) Liens for Taxes or assessments or other governmental charges or levies, either not yet due and payable or that are being contested in good faith by appropriate proceedings, or to the extent that nonpayment thereof is permitted by the terms of this Agreement; (ii) pledges or deposits securing obligations under workmen's compensation, unemployment insurance, social security or public liability laws or similar legislation; (iii) pledges or deposits securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which Company or any of its Subsidiaries is a party as lessee made in the ordinary course of business; (iv) Liens arising solely by virtue of any statutory or common law provision relating to bankers' liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; (v) deposits securing or in lieu of surety, appeal or customs bonds in proceedings to which Company or any of its Subsidiaries is a party; (vi) workers, mechanics, suppliers, carriers, warehousemen's or other Liens arising in the ordinary course of business in connection with obligations that are not overdue or which are being contested in good faith and by appropriate proceedings, including, but not limited to, Liens under bid, performance and other surety bonds, supersede and appeal bonds, landlord Liens arising under leases of real property, Liens on advance or progress payments received from customers under contracts for the sale, lease or license of goods, software or services and upon the products being sold or licensed, in each case securing performance of the underlying contract or the repayment of such advances in the event final acceptance of performance under such contracts does not occur, and Liens upon funds collected temporarily from others pending payment or remittance on their behalf; (vii) zoning restrictions, easements rights of way, licenses or other restrictions or encumbrances against the real property or other irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such real property, leases or leasehold estates; and (ix) Liens existing on the date hereof.

               "Person" shall mean any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

               "Property Trustee" shall have the meaning set forth in the Declaration of Trust.

               "Purchase Price" shall have the meaning set forth in Section 2.2 hereof.

               "Purchaser" shall have the meaning set forth in the first paragraph of this Agreement.

               "Registered Intellectual Property Rights" shall mean rights to Intellectual Property that have been registered, filed, certified or otherwise perfected by recordation with any state, government or other public legal authority.

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
               "Registration Rights Agreement" shall mean the Registration Rights Agreement of even date herewith between Company and Purchaser.

               "SEC" shall mean the U.S. Securities and Exchange Commission, or any successor thereto.

               "Securities" shall have the meaning set forth in the Recitals.

               "Securities Act" shall mean the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder.

               "Series F Preferred Purchase Price" shall have the meaning set forth in Section 2.2 hereof.

               "Series F Preferred Stock" shall have the meaning set forth in the Recitals.

               "Spill" shall have the meaning set forth in Section 4.9(a) hereof.

               "Stock" shall mean all shares, options, warrants, general or limited partnership interests, limited liability company membership interest, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including, without limitation, common stock, preferred stock or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange
Act).

               "Subsidiary" shall mean, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person and/or one or more Subsidiaries of such Person, and (b) any partnership or other entity in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.

               "Taxes" shall have the meaning set forth in Section 4.12(b) hereof.

               "Tax Return" shall have the meaning set forth in Section 4.12(b) hereof.

               "Transaction Documents" shall mean this Agreement, the Warrant, the Indenture, the Declaration of Trust, the Registration Rights Agreement, the Common Securities Subscription Agreement, the Note Subscription Agreement, the Trust Preferred Securities Guarantee and the Trust Common Securities Guarantee.

               "Trust" shall have the meaning set forth in the Preamble.

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

               "Trust Common Securities" shall have the meaning set forth in
Section 2.5 hereof.

               "Trust Common Securities Guarantee" shall mean the Trust Common Securities Guarantee of even date herewith made by Company in favor of the holders of the Trust Common Securities.

               "Trust Preferred Purchase Price" shall have the meaning set forth in Section 2.1 hereof.

               "Trust Preferred Securities" shall have the meaning set forth in the Recitals.

               "Trust Preferred Securities Guarantee" shall mean the Trust Preferred Securities Guarantee of even date herewith made by Company in favor of the holders of the Trust Preferred Securities.

               "Warrant Purchase Price" shall have the meaning set forth in
Section 2.2 hereof.

               "WARN" shall mean The Worker Adjustment and Retraining Notification Act of 1988, as amended from time to time.

               "Warrant" shall have the meaning set forth in the Recitals.

               Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed, unless otherwise specifically provided herein, in accordance with GAAP consistently applied. That certain terms or computations are explicitly modified by the phrase "in accordance with GAAP" shall in no way be construed to limit the foregoing. The words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole, including the Exhibits and Schedules hereto, as the same may from time to time be amended, modified or supplemented, and not to any particular section, subsection or clause contained in this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.

2.      PURCHASE OF THE SECURITIES; APPLICATION OF PROCEEDS

               2.1 PURCHASE OF TRUST PREFERRED STOCK. Subject to the terms and conditions hereof, at the Closing (as defined in Section 2.3 below); Purchaser agrees to purchase from Trust, and Trust shall sell and issue to Purchaser, the Trust Preferred Securities for $799.993333 per security (the "Trust Preferred Purchase Price").

               2.2 PURCHASE OF COMPANY SECURITIES. Subject to the terms and conditions hereof, at the Closing, Purchaser agrees to purchase from Company,

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

and Company shall sell and issue to Purchaser, the Series F Preferred Stock for $1.00 per share (the "Series F Preferred Purchase Price") and the Warrant for $3,000,000 (the "Warrant Purchase Price" and together with the Trust Preferred Purchase Price and the Series F Preferred Purchase Price, the "Purchase Price").

               2.3 CLOSING. The Closing of the purchase and sale of the Securities hereunder (the "Closing") is taking place concurrently with the execution and delivery of this Agreement (the "Closing Date").

               2.4 DELIVERY. At the Closing, (i) Company is delivering to Purchaser one or more certificates representing the Series F Preferred Stock, in proper form and duly executed by Company, and the Warrant, duly executed by Company, (ii) Trust is delivering to Purchaser the Trust Preferred Securities, in proper form duly executed on behalf of Trust by an Administrative Trustee and duly authenticated by an authorized signatory of the Property Trustee, and (iii) Purchaser is delivering the Purchase Price to Company and Trust, as applicable, by wire transfer of same-day funds.

               2.5 PURCHASE OF NOTE. Concurrently with the execution and delivery of this Agreement, Trust is using the proceeds of the sale of (i) the Trust Preferred Securities and (ii) 463.918 shares of Trust Common Securities of Trust (the "Trust Common Securities") issued to Company on even date herewith, pursuant to the Common Securities Subscription Agreement, to purchase from Company the Notes.

3.      PURCHASER'S REPRESENTATIONS AND WARRANTIES

               Purchaser makes the following representations and warranties to Company and Trust:

               3.1 INVESTMENT INTENTION. Purchaser is purchasing the Securities being purchased by Purchaser hereunder (and any securities that may be received upon exercise of the Warrant being purchased by Purchaser or in exchange for the Trust Preferred Securities being purchased by Purchaser) for its own account, for investment purposes and not with a view to the distribution thereof. Purchaser will not, directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of any such Securities (or solicit any offers to buy, purchase, or otherwise acquire any of such Securities), except in compliance with the Securities Act.

               3.2 ACCREDITED INVESTOR. Purchaser is an "accredited investor" (as that term is defined in Rule 501 of Regulation D under the Securities Act), and, by reason of its business and financial experience, it has such knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits and risks of its investment in the Securities, is able to bear the economic risk of such investment and is able to afford a complete loss of such investment. Purchaser understands and acknowledges that: (i) the offering and sale of the Securities has not been registered, and is intended to be exempt from registration, under the Securities Act by virtue of the provisions of either Section 4(2) of the Securities Act or Rule 506 of Regulation D; (ii) there is no existing public or other market for the

Securities, and there can be no assurance that Purchaser will be able to sell or dispose of its Securities; (iii) Company has made available and Purchaser has reviewed all such information concerning Company and its Subsidiaries, including financial, business and legal information, that Purchaser considered necessary or appropriate to evaluate the risks and merits of an investment in the Securities; and (iv) Purchaser has had the opportunity to question, and has questioned, to the extent deemed necessary or appropriate, representatives of Company so as to receive answers and verify information obtained in Purchaser's examination of Company.

               3.3 EXISTENCE. Purchaser is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Delaware.

               3.4 POWER; AUTHORIZATION; ENFORCEABLE OBLIGATIONS. The execution, delivery and performance by Purchaser of this Agreement and the other Transaction Documents to be executed by it: (i) have been duly authorized by all necessary partnership action of Purchaser; (ii) are not in contravention of any provision of Purchaser's limited partnership agreement; and (iii) will not violate any federal or Delaware law or regulation applicable to, or any order or decree of any court or governmental instrumentality binding on, Purchaser. This Agreement and the other Transaction Documents to which Purchaser is a party have each been duly executed and delivered by Purchaser and constitute the legally valid and binding obligations of Purchaser, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws relating to or affecting creditors' rights generally and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

               3.5 BROKERS. No broker or finder acting on behalf of such Purchaser brought about the consummation of the transactions contemplated pursuant to this Agreement, and Purchaser has no obligation to any Person in respect of any finder's or brokerage fees (or any similar obligation) in connection with the transactions contemplated by this Agreement. Purchaser is solely responsible for the payment of all such finder's or brokerage fees.

               3.6 ERISA. Either (i) no part of the assets to be used to purchase the Series F Preferred Stock to be purchased by Purchaser constitutes assets of any employee benefit plan (as defined in Section 3(3) of ERISA) subject to Title I of ERISA or Section 4975 of the Code or (ii) part of the assets to be used to purchase the Series F Preferred Stock to be purchased by Purchaser constitutes assets of one or more employee benefit plans subject to Title I of ERISA or Section 4975 of the Code and the use of such assets to purchase such Series F Preferred Stock will not constitute, cause or result in the occurrence of a non-exempt prohibited transaction under ERISA or the Code by reason of the application of a statutory or administrative exemption.

4.       COMPANY'S REPRESENTATIONS AND WARRANTIES

               Company makes the following representations and warranties to
Purchaser:

               4.1 CAPITALIZATION.

               (a) As of the date of this Agreement, after giving effect to the Closing, the authorized capital stock of Company consists of 40,000,000 shares of Common Stock, of which 21,768,402 shares are issued and outstanding as of the date hereof and 100,000 shares of preferred stock, $1.00 par value per share, which are designated as follows: (i) 5,000 shares of Series C Cumulative Redeemable Preferred Stock, of which no shares are issued and outstanding as of the date hereof, (ii) 34,000 shares of Series D Cumulative Redeemable Preferred Stock, of which no shares are issued and outstanding as of the date hereof,
(iii) 500 shares of Series E Cumulative Redeemable Preferred Stock, of which no shares are issued and outstanding as of the date hereof, and (iv) 100 shares of Series F Preferred Stock, of which 100 shares are issued and outstanding as of the date hereof. All of the issued and outstanding shares of capital stock of Company have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive or similar rights. As of the date of this Agreement, except for outstanding options to purchase 3,573,981 shares of Common Stock and except as set forth on Schedule 4.1(a) hereto and except for the Warrant, (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of Company is authorized, outstanding or in effect, (ii) there is not any commitment of Company to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any shares of its capital stock or other securities, and (iii) Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof. As of the date of this Agreement, except as set forth on Schedule 4.1(a) hereto or the Registration Rights Agreement, no Person is entitled to (i) any preemptive or similar right with respect to the issuance of any capital stock of Company or (ii) any rights with respect to the registration of any capital stock of Company under the Securities Act. All of the issued and outstanding shares of capital stock of Company have been offered, issued and sold by Company in compliance, in all material respects, with applicable federal and state securities laws. To the best of Company's knowledge, as of the date of this Agreement, no stockholder of Company has granted options or other rights to purchase any shares of capital stock of Company from such stockholder. Neither the offer nor the issuance or sale of the Series F Preferred Stock or the Warrant, the issuance of the Common Stock issuable upon exercise of the Warrant, nor the issuance of any other security of Company that is issuable under or upon the conversion or exercise of any option, warrant, stock purchase right or convertible security outstanding as of the date of this Agreement constitutes or will constitute an event, under any equity security, other than the Warrant, or any anti-dilution or similar provision of any agreement or instrument to which Company is a party or by which it is bound or affected, which shall either increase the number of shares or units of equity securities issuable upon conversion of any securities or upon exercise of any warrant, option or right to subscribe to or purchase any stock or similar security, or decrease the consideration per share or unit of equity security to be received by Company upon such conversion or exercise.

               (b) Company has authorized the issuance of the Warrant and has reserved 1,200,000 shares of Common Stock for issuance upon exercise of the Warrant, and, upon payment of the exercise price for the Warrant, such shares of Common Stock will be duly authorized, validly issued and fully paid and nonassessable and will not be issued in violation of any preemptive or similar rights.

               4.2 SECURITIES LAWS. In reliance in part on the investment representations contained in Sections 3.1 and 3.2 hereof, the offer, issuance, sale and delivery of the Trust Preferred Securities, the Series F Preferred Stock, the Warrant, the shares of Common Stock issuable upon exercise of the Warrant, the Notes and the guarantees provided for in the Trust Preferred Securities Guarantee and the Trust Common Securities Guarantee will be exempt from the registration requirements of the Securities Act and all applicable state securities laws, and are otherwise in compliance with such laws. No form of general solicitation or general advertising was used by Company or any of its Subsidiaries, or their respective representatives, in connection with the offer or sale of the Trust Preferred Securities, the Series F Preferred Stock or the Warrant. Neither Company nor any Person acting on its behalf has taken or will take any action (including, without limitation, any offering of any securities of Company under circumstances which would require the integration of such offering with the offering of any securities described in the initial sentence of this Section 4.2 under the Securities Act and the rules and regulations of the SEC thereunder) which might subject the offering, issuance or sale of the Trust Preferred Securities, the Series F Preferred Stock or the Warrant to the registration requirements of Section 5 of the Securities Act.

               4.3 CORPORATE EXISTENCE; COMPLIANCE WITH LAW. Company and each of CCC Information Services Inc. and DriveLogic, Inc. (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (ii) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification; except for jurisdictions in which such failure to so qualify or to be in good standing would not have a Material Adverse Effect; (iii) has the requisite corporate power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease, and to conduct its business as now being conducted in all material respects; (iv) has all licenses, permits, consents or approvals from or by, and has made all filings with, and has given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct; except where the failure to obtain such licenses, permits, consents or approvals, the failure to make such filings or the failure to give such notices would not have a Material Adverse Effect; (v) is in compliance with its Certificate of Incorporation and By-laws; and (vi) is in compliance with all applicable provisions of law or regulations applicable to, and any order or decree of any court or governmental instrumentality binding on, it, except for such non-compliance which would not have a Material Adverse Effect.

               4.4 SUBSIDIARIES. Other than as set forth on Schedule 4.4 hereto, there currently exist no Subsidiaries of Company nor has Company or any of its Subsidiaries made any minority investments in any entity (an "Investment Entity"). Schedule 4.4 hereto sets forth the Subsidiaries of Company and Investment Entities, together with their respective jurisdictions of organization, and the authorized and outstanding capital Stock of each such Subsidiary or Investment Entity, by class and number and percentage of each class owned by Company or a Subsidiary of Company or any other Person. Except as set forth on Schedule 4.4 hereto, there are no options, warrants, rights to purchase or similar rights covering capital Stock of any such Subsidiary or Investment Entity.

               4.5 CORPORATE POWER; AUTHORIZATION; ENFORCEABLE OBLIGATIONS. The execution, delivery and performance by Company of this Agreement, the other Transaction Documents to which it is a party and all instruments and documents to be delivered by Company pursuant to the Transaction Documents, the issuance and sale of the Series F Preferred Stock and the Warrant (and the underlying Common Stock to be issued upon exercise of the Warrant) and the consummation of the other transactions contemplated by any of the foregoing: (i) are within Company's corporate power and authority; (ii) have been duly authorized by all necessary corporate action; (iii) are not in contravention of any provision of Company's certificate of incorporation or by-laws; (iv) will not violate any law or regulation applicable to, or any order or decree of any court or governmental instrumentality binding on, Company; (v) will not conflict with or result in the breach or termination of, constitute a default under or accelerate any performance required by, any material indenture, mortgage, deed of trust, lease, agreement or other instrument to which Company or any of its Subsidiaries is a party or by which Company, any of its Subsidiaries or any of their property is bound; (vi) will not result in the creation or imposition of any material Lien upon any of the property of Company or any of its Subsidiaries; and (vii) do not require the consent or approval of, or any filing with, any Governmental Authority or any other Person (except for those exemptions necessary to issue and sell the Securities under the Securities Act, all of which, assuming the accuracy of the representations and warranties of Purchaser contained in Sections 3.1 and 3.2 hereof, have been complied with). Each of this Agreement and the other Transaction Documents to which Company is a party have been duly executed and delivered by Company, and each constitutes a legally valid and binding obligation of Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws relating to or affecting creditors' rights generally and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

               4.6 FINANCIAL STATEMENTS.

               (a) The audited consolidated balance sheets of Company as at December 31, 1999, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended, with the opinions thereon of PricewaterhouseCoopers LLP, and unaudited balance sheets of Company and the related unaudited consolidated statements of operations, stockholders equity and cash flows for the nine months ended September 30, 2000

(collectively, the "Financial Statements"), copies of which have previously been delivered to Purchaser, have been prepared in conformity with GAAP consistently applied throughout the periods involved and present fairly the consolidated financial position of Company as at the dates thereof, and the consolidated results of its operations and cash flows for the periods then ended.

               (b) Neither Company nor any of its Subsidiaries has any material obligations, contingent or otherwise, including, without limitation, liabilities for Charges, long-term leases or unusual forward or long-term commitments which are not reflected in the Financial Statements, other than those incurred since September 30, 2000 in the ordinary course of business or which would not be expected to have a Material Adverse Effect.

               (c) No dividends or other distributions have been declared, paid or made upon any shares of capital Stock of Company, nor have any shares of capital Stock of Company been redeemed, retired, purchased or otherwise acquired for value by Company since September 30, 2000, other than those in the ordinary course of business consistent with past practice.

               4.7 OWNERSHIP OF PROPERTY.

               (a) Each of Company and its Subsidiaries has good and marketable and insurable fee simple title to its owned real property, free and clear of all Liens, except Permitted Liens. Each of Company and its Subsidiaries has valid and marketable leasehold interests in its material leased real property, and good and marketable title to, or valid leasehold interests in, all of its other material properties and assets free and clear of all Liens, except Permitted Liens.

               (b) Each of Company's material real property leases is in full force and effect. To Company's knowledge, none of Company, any of its Subsidiaries nor any other party to any such lease is in default of its obligations thereunder or has delivered or received any notice of default under any such lease, nor has any event occurred which, with the giving of notice, the passage of time or both, would constitute a default under any such lease.

               (c) Neither Company nor any of its Subsidiaries is obligated under or a party to, any option, right of first refusal or any other contractual right to purchase, acquire, sell, assign or dispose of any real property owned or leased by Company or such Subsidiary.

               4.8 MATERIAL CONTRACTS. Each Material Contract is a valid and binding agreement of Company or its Subsidiaries (as the case may be) enforceable against Company or such Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights generally and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing, regardless of whether enforcement is sought in a proceeding at law or in equity), and neither Company nor any of its Subsidiaries has any knowledge that any Material Contract is not a valid and binding agreement against the other parties thereto. Company and each of its Subsidiaries have fulfilled all obligations required pursuant to the Material Contracts to have been performed by Company or such Subsidiary on its part, except for obligations for which the failure to so perform would not be expected to have a Material Adverse Effect. Neither Company nor any of its Subsidiaries is in default or breach, nor to Company's or such Subsidiary's knowledge is any third party in default or breach, under or with respect to any Material Contract, except for such defaults or breaches which would not have a Material Adverse Effect.

               4.9 ENVIRONMENTAL PROTECTION.

               (a) To Company's knowledge, all real property owned, leased or otherwise operated by Company and its Subsidiaries (each, a "Facility") is free of contamination from any substance, waste or material (i) currently identified to be toxic or hazardous pursuant to, or which may result in liability under, any Environmental Law or (ii) within the definition of a substance which is toxic or hazardous under any Environmental Law, including, without limitation, any asbestos, pcb, radioactive substance, methane, volatile hydrocarbons, industrial solvents, oil or petroleum or chemical liquids or solids, liquid or gaseous products, or any other material or substance which has in the past or could at any time in the future cause or constitute a health, safety or environmental hazard to any Person or property or result in any Environmental Liabilities and Costs ("Hazardous Substance") of more than $100,000 or which, in either case, could have a Material Adverse Effect. To Company's knowledge, neither Company nor any of its Subsidiaries has caused or suffered to occur any release, spill, migration, leakage, discharge, spillage, uncontrolled loss, seepage, or filtration of Hazard Substances at or from a Facility (a "Spill") which could result in Environmental Liabilities and Costs in excess of $100,000.

               (b) Company and each of its Subsidiaries have obtained, or have applied for, and are in material compliance with and in good standing under all permits required under Environmental Laws (except for such failures which would not have a Material Adverse Effect), and neither Company nor any of its Subsidiaries has any knowledge of any proceedings to substantially modify or to revoke any such permit.

               (c) There are no investigations, proceedings or litigation pending or, to Company's or its Subsidiaries' knowledge, threatened affecting or against Company, any of its Subsidiaries or the Facilities relating to Environmental Laws or Hazardous Substances.

               (d) Since January 1, 1998, to Company's knowledge, neither Company nor any of its Subsidiaries has received any communication or notice (including, without limitation, requests for information) indicating the potential of Environmental Liabilities and Costs against Company or its Subsidiaries.

               4.10 LABOR MATTERS.

               (a) There are no strikes or other labor disputes against Company or any of its Subsidiaries pending or, to Company's or its Subsidiaries' knowledge, threatened. All material payments due from Company and each of its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of Company or such Subsidiary. There is no organizing activity involving Company or any of its Subsidiaries pending or, to Company's or its Subsidiaries' knowledge, threatened by any labor union or group of employees. There are no representation proceedings pending or, to Company's or its Subsidiaries' knowledge, threatened with the National Labor Relations Board, and no labor organization or group of employees of Company or its Subsidiaries has made a pending demand for recognition. There are no complaints or charges against Company or any of its Subsidiaries pending or, to Company's or its Subsidiaries' knowledge, threatened to be filed with any federal, state, local or foreign court, governmental agency or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by Company or any of its Subsidiaries of any individual, except for such complaints or charges which would not be expected to have a Material Adverse Effect.

               (b) Neither Company nor any of its Subsidiaries is, or during the five years preceding the date hereof was, a party to any labor or collective bargaining agreement, and there are no labor or collective bargaining agreements which pertain to employees of Company or its Subsidiaries.

               (c) Company and its Subsidiaries are in compliance, in all material respects, with all laws, regulations and orders relating to the employment of labor, including all such laws, regulations and orders relating to wages, hours, WARN, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or social security taxes and any similar tax, except for such non-compliance which would not be expected to have a Material Adverse Effect. There has been no "mass layoff" or "plant closing" as defined by WARN with respect to Company and its Subsidiaries within the six (6) months prior to the Closing Date.

               4.11 OTHER VENTURES. Except as set forth on Schedule 4.11, neither Company nor any of its Subsidiaries is engaged in any material joint venture or partnership with any other Person.

               4.12 TAXES.

               (a) All material federal, state, local and foreign Tax Returns required to be filed by Company and its Subsidiaries (and each affiliated, unitary or combined group of which Company or its Subsidiaries is or has been a member) have been timely filed with the appropriate Governmental Authority (including extensions). All Charges and other impositions shown to be due and payable on such Tax Returns for the periods covered by such Tax Returns have been paid prior to the date (including extensions) on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof, or any such fine, penalty, interest, late charge or loss has been paid, no deficiencies have been assessed with respect thereto for any period through December 31, 1999 and adequate reserves have been accrued on the Financial Statements for all periods after December 31, 1999. Except as set forth in Schedule 4.12, to the knowledge of Company, no tax audits or other administrative or judicial proceedings by any court, regulatory or taxing authority are pending or threatened with regard to any Charges for which Company or any Subsidiary may be liable and no assessment of Charges is proposed against Company or any Subsidiary. No written notices of assessment of Tax against Company or its Subsidiaries have been received by Company or its Subsidiaries. No issue has been raised in a written communication to Company by any taxing authority in any presently pending or prior audit that could be material and adverse to Company or its Subsidiaries for any period after the Closing. No written claim has been made to Company by a taxing authority in a jurisdiction where Company or its Subsidiaries does not file Tax Returns to the effect that Company or any of its Subsidiaries is or may be subject to a material amount of taxation by that jurisdiction. Except as set forth in Schedule 4.12, there are no federal, state, local or foreign Liens (other than Permitted Liens) in respect of Charges upon any of the assets of Company or its Subsidiaries. None of Company or its Subsidiaries has been classified as either a "distributing corporation" or a "controlled corporation" (within the meaning of Code Section 355(a)(1)(A)) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the transaction contemplated by this Agreement.

               (b) For purposes of this Agreement, (i) "Tax" or "Taxes" shall mean all taxes, charges, fees, imposts, levies or other assessments by any taxing authority, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, and all interest, penalties, fines or additions to tax imposed by any taxing authority which relate in any way to the assessment of collection of any taxes or the filing of any Tax Return, and shall include any transferee or successor liability in respect of Taxes (whether by contract or otherwise); and (ii) "Tax Return" shall mean any return (including any consolidated, combined or unitary return in which Company or its Subsidiaries is, or was, included or includible), declaration, report, claim for refund, separate election or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

               4.13 NO LITIGATION. Except as disclosed in the Company SEC Documents or except as set forth on Schedule 4.13, no material action, claim or proceeding is now pending or, to the knowledge of Company or its Subsidiaries, threatened against Company or any of its Subsidiaries, at law, in equity or otherwise, before any court, board, commission, agency or instrumentality of any federal, state or local government or of any agency or subdivision thereof, or before any arbitrator or panel of arbitrators.

               4.14 BROKERS. Other than Thomas Weisel Partners LLC, no broker or finder acting on behalf of Company or any of its Subsidiaries brought about the consummation of the transactions contemplated pursuant to this Agreement, and neither Company nor any of its Subsidiaries has any obligation to any Person in respect of any finder's or brokerage fees (or any similar obligation) in connection with the transactions contemplated by this Agreement. Company is solely responsible for the payment of all such finder's or brokerage fees.

               4.15 INTELLECTUAL PROPERTY.

               (a) Company exclusively owns all right, title and interest in, free and clear of any lien or encumbrance, or otherwise possesses legally enforceable rights to use pursuant to written license, sublicense or agreement,
(i) all inventions (whether patentable or not patentable and whether or not reduced to practice), all improvements thereto and all patents, patent applications and patent disclosures, together with all reissuances, divisions, continuations, continuations-in-part, revisions, renewals, extensions and reexaminations thereof, (ii) all registered and unregistered trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivation and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) all works of authorship, including, without limitation, all copyrightable works, all copyright and all applications, registrations and renewals in connection therewith, and all moral rights, (iv) all databases, data compilations and data collections, (v) all trade secrets and confidential information (including, without limitation, ideas, research and development, know-how, processes, methods, techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business, technical and marketing plans and proposals), (vi) all domain names, web addresses and websites, (vii) all computer software, source code and object code, whether embodied in software, firmware or otherwise (including related data and documentation), (viii) all other intellectual property and proprietary rights, and (ix) all copies and tangible embodiments of all of the foregoing (i) through (viii) in any form or medium (collectively, "Intellectual Property") used in the operation of its business as presently conducted or reasonably expected to be conducted, including, without limitation, the design, development, manufacture, use, import, marketing, sale, distribution and provision of products, technology and services.

               (b) All material registered Intellectual Property rights are valid and subsisting, and all necessary registration, maintenance, renewal and other relevant filing fees due through the date hereof in connection with such registered Intellectual Property rights have been timely paid, and all necessary documents and certificates in connection with such registered Intellectual Property rights have been timely filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such registered Intellectual Property rights.

               (c) Company is not in breach of any license, sublicense or other agreement relating to any Intellectual Property of Company or any third party nor will be in such breach as a result of the execution and delivery of this Agreement, the performance of its obligations under this Agreement, or the operation of its business as presently conducted or reasonably expected to be conducted including, without limitation, the design, development, manufacture, use, import, marketing, sale, distribution and provision of products, technology and services (including, without limitation, products, technology or services currently under development).

               (d) There are no Material Contracts between Company and any third party relating to any Intellectual Property of Company or any third party under which there is, or reasonably expected to be, any material dispute regarding the scope or performance of such agreement.

               (e) To the knowledge of Company, Company has not, under the laws of any jurisdiction, interfered with, infringed upon, misappropriated, or otherwise violated any Intellectual Property rights of any third party, the rights of any third party (including, without limitation, rights to privacy or publicity) or engaged in any operation or act that constitutes unfair competition or trade practices.

               (f) There is no action, suit, proceeding, hearing, investigation, notice, or complaint, pending or, to the knowledge of Company, threatened, before any court or tribunal (including, without limitation, the United States Patent and Trademark Office or equivalent authority anywhere in the world) relating to any of Company's Intellectual Property, nor has any claim or demand been made that challenges the legality, validity, enforceability, use or ownership of any of Company's Intellectual Property, or alleges any interference, infringement, misappropriation, violation or unfair competition or trade practices (including, without limitation, any claim that Company must license or refrain from using any Intellectual Property rights of any third party), nor is Company aware of any basis therefor.

               (g) To the knowledge of Company, no third party has interfered with, infringed upon, violated, misappropriated or otherwise come into conflict with any of Company's Intellectual Property rights, or of any right of any third party (to the extent licensed by or through Company), or breached any license or agreement involving Company's Intellectual Property. Company has not brought any action, suit or proceeding or asserted any claim against any person or entity for interfering with, infringing upon, misappropriating or otherwise coming into conflict with any of Company's Intellectual Property or breach of any license or agreement involving any of Company's Intellectual Property.

               (h) None of Company's Intellectual Property, products or service are subject to any proceeding or outstanding injunction, decree, order, judgment, ruling, settlement agreement or stipulation that restricts in any manner the use, transfer or licensing by Company or affects the validity, use or enforceability of any Company Intellectual Property.

               (i) Company has taken and will continue to take all reasonable security measures to protect the secrecy, confidentiality and value of all Intellectual Property of Company or provided by any third party to Company, including, without limitation, enforcing a policy requiring each Company employee and other persons and entities that have created, developed, invented, discovered, conceived, reduced to practice, derived, programmed or designed any of Company's Intellectual Property, or who has knowledge of or access to information about any of Company's Intellectual Property, to enter into a written agreement with Company which provides that (i) Company's Intellectual Property is proprietary to Company and is not to be disclosed, misused or misappropriated, and (ii) such employee or other person or entity assigns to Company all of such employee's or other person's or entity's right, title and interest in and to such Intellectual Property.

               4.16 NO MATERIAL ADVERSE EFFECT. Since September 30, 2000, no Material Adverse Effect has occurred.

               4.17 ERISA.

               (a) All Pension Plans (other than Multiemployer Plans) have been maintained and administered, in all material respects, in accordance with their terms and with all provisions of ERISA (including rules and regulations thereunder) and other applicable Federal and state law.

               (b) With respect to the Pension Plans, Company has incurred no material liabilities that have not been satisfied in full except as otherwise disclosed in Company's financial statements.

               (c) Based upon and subject to the accuracy of Purchaser's representation in Section 3.6, the purchase of the Series F Preferred Stock by Purchaser as contemplated under this Agreement shall not constitute a "prohibited transaction" within the meaning of Section 4975 of the Code or
Section 406 of ERISA.

               4.18 SEC DOCUMENTS. As of their respective dates, each report, schedule, registration statement and definitive proxy statement filed by Company with the SEC since January 1, 1998 and prior to the date of this Agreement (the "Company SEC Documents") complied, in all material respects, with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents. None of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

               4.19 ORDINARY COURSE OF BUSINESS. Since September 30, 2000, Company and each of its Subsidiaries have conducted their operations only in the ordinary course of business consistent with past practice.

               4.20 INSURANCE. Company and each of its Subsidiaries maintain policies of insurance, including, without limitation, policies of life, fire, theft, employee fidelity and other casualty and liability insurance.

               4.21 NO STOCKHOLDER VOTE REQUIREMENT. No vote, consent or other approval of Company's stockholders is required by the rules and regulations of NASDAQ National Market or otherwise in connection with any of the transactions contemplated in the Transaction Documents, including the sale and issuance of the Series F Preferred Stock or the Warrant to Purchaser and the exercise of the Warrant for shares of Common Stock.

               4.22 ACCOUNTING CONTROLS. Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's authorization; and
(ii) assets are safeguarded and transactions are recorded to permit preparation of financial statements in conformity with GAAP and, as of the Closing Date, Company will continue to maintain such a system.

               4.23 CERTIFICATE OF DESIGNATIONS. Company has caused the Certificate of Designations for the Series F Preferred Stock to be filed with the Secretary of the State of Delaware.

5. TRUST AND COMPANY'S REPRESENTATIONS AND WARRANTIES. Trust and Company jointly and severally make the following representations and warranties to Purchasers.

               5.1 NO SOLICITATIONS. Trust and Company have not, directly or indirectly, solicited any offer to buy or offered to sell, Securities in the United States or to any United States citizen or resident, any security which is or would be integrated with the sale of the Trust Preferred Securities in a manner that would require the Trust Preferred Securities to be registered under the Securities Act.

               5.2 CORPORATE EXISTENCE; CORPORATE POWER; TAX CLASSIFICATION OF TRUST.5.3

               Trust has been duly created and is validly existing and in good standing as a business trust under the Delaware Act with the power and authority to own its properties and to conduct its business and to enter into and perform its obligations under this Agreement, the Trust Preferred Securities and the other Transaction Documents to which it is a party; Trust is duly qualified to transact business and is in good standing in each jurisdiction in which such qualification is necessary (except for jurisdictions in which such failure to so qualify or to be in good standing would not have a Material Adverse Effect); Trust is not a party to or otherwise bound by any agreement other than agreements included in the Transaction Documents; Trust is and will under current law be classified for United States federal income Tax purposes as an entity which is not subject to United States federal income Tax at the entity level; and, as of the Closing Date, Trust is treated as a subsidiary of Company pursuant to GAAP.

               5.4 AUTHORIZATION.

               (a) The Trust Preferred Securities have been duly authorized by Trust and, when issued and delivered by Trust to Purchaser pursuant to this Agreement against payment therefor as provided herein, will be validly issued and fully paid and nonassessable undivided beneficial interests in the assets of Trust entitled to the benefits of the Declaration of Trust and will constitute legally valid and binding obligation of Trust, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws relating to or affecting creditors' rights generally and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). The issuance of the Trust Preferred Securities is not subject to preemptive or other similar rights, and (subject to the terms of the Declaration of Trust) holders of Trust Preferred Securities will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit incorporated under the laws of the State of Delaware.

               (b) This Agreement and the Transaction Documents to which it is a party have been validly authorized and duly executed and delivered by the Trust.

               (c) The issuance and delivery of the Notes have been duly authorized by Company, and, at the Closing Date, the Notes will have been duly executed by Company and, when delivered against payment therefor, will constitute valid and binding obligations of Company enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws relating to or affecting creditors' rights generally and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

               5.5 ADMINISTRATIVE TRUSTEES. Each of the Administrative Trustees of Trust is an officer of Company and has been duly authorized by Company to execute and deliver the Declaration of Trust.

               5.6 INVESTMENT COMPANY ACT. Neither Company nor Trust is an "investment company" or a "company controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended (the "1940 Act").

               5.7 POWER; AUTHORIZATION; ENFORCEABLE OBLIGATIONS. The execution, delivery and performance by Trust of this Agreement, the other Transaction Documents to which it is a party and all instruments and documents to be delivered by Trust pursuant to the Transaction Documents, the issuance and sale of the Trust Preferred Securities and the consummation of the other transactions contemplated by any of the foregoing; (i) are within Trust's power and authority; (ii) have been duly authorized by all necessary action; (iii) are not in contravention of any provision of the Declaration of Trust; (iv) will not violate any law or regulation, or any order or decree of any court or governmental instrumentality; (v) will not conflict with or result in the breach or termination of, constitute a default under or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which Trust is a party or by which Trust or any of its property is bound; (vi) will not result in the creation or imposition of any Lien upon any of the property of Trust; and (vii) do not require the consent or approval of, or any filing with, any Governmental Authority or any other Person (except for the filing of a Certificate of Trust with the Delaware Secretary of State and for those exemptions necessary to issue and sell the Trust Preferred Securities and the accuracy of the representations and warranties of Purchaser contained in Sections 3.1 and 3.2 hereof, have been complied with). Each of this Agreement and the other Transaction Documents to which it is a party have been duly executed and delivered by Trust, and each constitutes a legally valid and binding obligation of Trust, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights generally and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

               5.8 SECURITIES LAWS. In reliance in part on the investment representations contained in Sections 3.1 and 3.2, the offer, issuance, sale and delivery of the Trust Preferred Securities will be exempt from the registration requirements of the Securities Act and all applicable state securities laws, and are otherwise in compliance with such laws.

               5.9 CERTIFICATES. Any certificate signed by any trustee of Trust or any officer of Company and delivered to Purchaser or to counsel for Purchaser pursuant to the terms of the Transaction Documents shall be deemed a representation and warranty by Trust or Company, as the case may be, to Purchaser as to the matters covered thereby.

6.      COVENANTS

               6.1 ACCESS. Purchaser and any of its officers, employees and/or agents shall have the right, exercisable as frequently as it reasonably determines to be appropriate, during normal business hours, to visit and inspect the properties and facilities of Company and its Subsidiaries and to inspect, audit and make extracts from all of Company's and its Subsidiaries' records, files, corporate books and books of account and to discuss the affairs, finances and accounts of Company and its Subsidiaries with the principal officers of Company, all at such reasonable times, upon reasonable notice and as often as Purchaser may reasonably request. Company shall deliver any document or instrument reasonably necessary for Purchaser, as it may request, to obtain records from any service bureau maintaining records for Company or its Subsidiaries. Company shall instruct its and its Subsidiaries' banking and other financial institutions to make available to Purchaser such information and records as it may reasonably request.

               6.2 BOARD OF DIRECTORS.

               (a) Upon the Closing Date, the Board of Directors of Company shall have seven (7) members but may be increased up to eleven (11) members. Currently, Herbert S. "Pug" Winokur and Dudley C. Mecum, affiliates of Purchaser, have been elected to the Board of Directors of Company. In the future, Purchaser shall have the right to have one (1) designee elected to the Board of Directors of Company, pursuant to its ownership of the Warrant and Trust Preferred Stock (i) for so long as neither the Warrant nor shares of Common Stock underlying the Warrant are sold or transferred by Purchaser (other than Permitted Transfers and exercises of the Warrant) or (ii) upon the sale or transfer of the Warrant or shares of Common Stock underlying the Warrant so long as Purchaser, Capricorn Investors II, L.P., their respective limited and general partners and affiliates (collectively, "Purchaser Affiliates") retain 5% or more of Company's then-outstanding Common Stock (determined after giving effect to any unexercised portion of the Warrant). If as a result of the sale or transfer of the Warrant or shares of Common Stock, Purchaser and Purchaser Affiliates own less than 5% of Company's then-outstanding shares of Common Stock (determined after giving effect to the full cash exercise of the portion of the Warrant not previously exercised), Purchaser shall not be entitled to select any directors of Company merely as a result of the transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained herein, any nominee for Company's Board of Directors designated by Purchaser shall be consented to, in advance, by Company's Board of Directors, which consent shall not be unreasonably withheld. Additionally, so long as Purchaser is entitled to a Board seat in accordance with the provisions described above, Purchaser designee shall be a member of Company's compensation and nominating committee, and the chairman of such committee shall be reasonably acceptable to such designee.

               (b) If any member of the Board of Directors originally nominated by the Purchaser is unable or unwilling, for any reason, to continue to serve such member's complete term as a director of Company, Purchaser shall be entitled to designate a successor (so long as Purchaser would then be eligible, under Section 6.2(a) to nominate a director for such seat upon termination of such director's term) to fill such vacancy, and the Board of Directors shall elect such successor to serve for the remainder of the term.

               6.3 TRANSFER OF SECURITIES. Other than in connection with any transfer of all or substantially all of Purchaser's assets, and other than any transfers to any Affiliates, general partners or limited partners of Purchaser, Purchaser shall not, directly or indirectly, voluntarily transfer the Securities (but may transfer the shares of Common Stock underlying the Warrant) for a period of three years from the date hereof.

               6.4 TAX CLASSIFICATION OF TRUST. Company and Purchaser hereby intend that the Trust be treated as a partnership for United States federal income Tax purposes, and Company and Purchaser hereby agree to treat the Trust as a partnership on any Tax Return that they are required to file. Company shall be the Tax matters partner of the Trust and shall be responsible for the preparation of any Tax, information or other returns of the Trust.

7.      CONCURRENT DELIVERIES

               7.1 DELIVERIES AT CLOSING. The following deliveries are being made concurrently with the execution and delivery of this Agreement:

               (a) The Transaction Documents, in the form reasonably agreed to by the parties, are being duly executed and delivered by the parties thereto.

               (b) Company is delivering to Purchaser an opinion from Skadden, Arps, Slate, Meagher & Flom (Illinois), counsel for Company, dated as of the Closing Date.

               (c) Company is delivering to Purchaser certificates representing the Series F Preferred Stock, duly executed by Company.

               (d) Trust is delivering (i) to Purchaser certificates representing the Trust Preferred Securities, duly executed by Trust, and (ii) to Company certificates representing the Trust Common Securities, duly executed by Trust.

               (e) Purchaser is delivering the Purchase Price to Company and Trust, as applicable, and Company shall have delivered to the Trust the purchase price for the Trust Common Securities as required in the Common Securities Subscription Agreement.

8.      MISCELLANEOUS

               8.1 COMPLETE AGREEMENT; MODIFICATION OF AGREEMENT; SALE OF INTEREST.

               (a) This Agreement, the other Transaction Documents and the transactions contemplated herein and therein constitute the complete agreement between the parties with respect to the subject matter hereof and may not be modified, altered or amended except as provided herein or therein.

               (b) No amendment or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by the parties hereto or their respective successors or assigns, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

               8.2 FEES AND EXPENSES.

               (a) Company shall pay all documented reasonable out-of-pocket expenses of Purchaser in connection with the preparation of the Transaction Documents and the transactions contemplated hereby and thereby, including all reasonable legal expenses, up to a maximum amount of $200,000.

               (b) Company will pay all reasonable out-of-pocket expenses incurred by Purchaser in connection with the participation of directors selected by Purchaser in attending meetings of the Board of Directors (and committees thereof) of Company and the Boards of Directors (and committees thereof) of any Subsidiaries of Company.

               8.3 NO WAIVER BY PURCHASER.Purchaser's failure, at any time or times, to require strict performance by Company of any provision of this Agreement and any of the other Transaction Documents shall not waive, affect or diminish any right of Purchaser thereafter to demand strict compliance and performance therewith. None of the undertakings, agreements, warranties, covenants and representations of Company contained in this Agreement or any of the other Transaction Documents and no defaults by Company under any of the other Transaction Documents shall be deemed to have been suspended or waived by Purchaser, unless such suspension or waiver is by an instrument in writing signed by an officer of Purchaser and directed to Company specifying such suspension or waiver.

               8.4 REMEDIES. Purchaser's rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies which Purchaser may have under any other agreement, including without limitation, the other Transaction Documents, by operation of law or otherwise.

               8.5 SEVERABILITY. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

               8.6 BINDING EFFECT; BENEFITS. This Agreement and the other Transaction Documents shall be binding upon, and inure to the benefit of, the successors of Company and Purchaser and the assigns and transferees of Purchaser.

               8.7 GOVERNING LAW. Except as otherwise expressly provided in any of the Transaction Documents, in all respects, including all matters of construction, validity and performance, this Agreement and the obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware applicable to contracts made and performed in such state, without regard to the principles thereof regarding conflict of laws, and any applicable laws of the United States of America. Service of process on Purchaser or Company in any action arising out of or relating to any of the Transaction Documents shall be effective if mailed to such party at the address listed in Section 8.8 hereof. Nothing herein shall preclude Purchaser or Company from bringing suit or taking other legal action in any other jurisdiction.

               8.8 NOTICES. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by another, or whenever any of the parties desires to give or serve upon another any such communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and either shall be delivered in person with receipt acknowledged or by registered or certified mail, return receipt requested, postage prepaid, or by telecopy and confirmed by telecopy answerback addressed as follows:

               If to Company:

               CCC Information Services Group Inc.
               World Trade Center Chicago
               444 Merchandise Mart
               Chicago, Illinois 60654
               Attn:  Githesh Ramamurthy
               Telecopy Number: (312) 527-1194

               with a copy to:

               Skadden, Arps, Slate, Meagher & Flom (Illinois)
               333 West Wacker Drive
               Chicago, Illinois 60606
               Attn:  Peter C. Krupp, Esq.
               Telecopy Number: (312) 407-0411

               If to Purchaser:

               Capricorn Investors III, L.P.
               30 East Elm Street
               Greenwich, Connecticut 06830
               Attn: Herbert S. Winokur, Jr.
               Telecopy Number: (203) 861-6671

               with copies to:

               O'Melveny & Myers LLP
               153 East 53rd Street, 53rd Floor
               New York, New York 10022
               Attn:  Mark Thierfelder
               Telecopy Number:  (212) 326-2061

or at such other address as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration or other communication hereunder shall be deemed to have been duly given or served on the date on which personally delivered, with receipt acknowledged, telecopied and confirmed by telecopy answerback, or three (3) Business Days after the same shall have been deposited with the United States mail. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to the Persons designated above to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

               8.9 SURVIVAL. The representations and warranties of Company in this Agreement shall not survive the execution, delivery and acceptance hereof by the parties hereto and the closing of the transactions described herein or related hereto.

               8.10 SECTION AND OTHER HEADINGS. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

               8.11 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

               8.12 PUBLICITY. Neither Purchaser nor Company shall issue any press release or make any public disclosure regarding the transactions contemplated hereby unless such press release or public disclosure is approved by the other party in advance. Notwithstanding the foregoing, Company may, in documents required to be filed by it with the SEC or other regulatory bodies, make such statements with respect to the transactions contemplated hereby as Company may be advised by its counsel is legally necessary or advisable, and may make such disclosure as it is advised by its counsel is required by law, subject to advance consultation with Purchaser.

              [REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

               IN WITNESS WHEREOF, Company and Purchaser have executed this Agreement as of the day and year first above written.

                                    COMPANY:

                                    CCC INFORMATION SERVICES GROUP, INC.



                                    By: /s/
                                        ----------------------------------------
                                    Name:
                                    Title:


                                    TRUST:

                                    CCC CAPITAL TRUST

                                    By: /s/ ROBERT GUTTMAN
                                        ----------------------------------------
                                        Robert Guttman
                                        Administrative Trustee


                                    PURCHASER:

                                    CAPRICORN INVESTORS III, L.P.

                                    By:    CAPRICORN HOLDINGS III, LLC


                                    By: /s/
                                        ----------------------------------------
                                    Name:
                                    Title:


                                       30